Exhibit 10.22
CONFIDENTIALITY, NON-COMPETITION AND
INTELLECTUAL PROPERTY AGREEMENT
(SVP and above)
As an Associate of a subsidiary of L Brands, Inc. (collectively, the "Company"), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company.
THEREFORE, in consideration of my employment or continued employment with the Company and my right to participate in certain Company incentive plans and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:
1.I will at all times during and after my employment with the Company faithfully hold the Company's Confidential Information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor of the Company or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company’s trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company’s products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in the course of my work for the Company. This provision also does not prohibit me from cooperating with the EEOC or any other state or local fair employment practices agency. This provision also does not prohibit me from reporting possible violations of federal or state law or regulations to any governmental entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or from making other disclosures protected under applicable whistleblower provisions of federal or state law or regulations.
2.If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.
3.If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing the things I myself cannot do. Further, I agree that for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly recruit, solicit or otherwise induce or attempt to influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Company to discontinue or reduce the extent of that relationship, nor will I in any way assist anyone else in doing the things I myself cannot do.
4.I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company’s business (“Intellectual Property”) shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I confirm that I have not previously invented any Intellectual Property, or I have advised the Company in writing of any prior inventions or ideas.
5.If I leave the Company for any reason whatsoever, then for a period of nine (9)
months after my separation from the Company, I will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes in the United States, or plans to compete in the United States, with the Company or its products. I understand that the Company at its sole discretion may waive this provision or shorten the nine-month period by giving me a written waiver. I also understand that the Company shall continue to pay me my base salary during the period I am required not to work for a competitor, except that in no case will the Company pay me my base salary for any portion of the nine-month period that I am employed or work for someone other than a competitor. It is my responsibility to report immediately to the head of Human Resources for the Company should I accept employment during any period after my separation from the Company for which I am paid by the Company.
6.I understand that the Company is entitled, in addition to other remedies, to obtain an injunction against any potential or actual violation of this Agreement. Further, I understand that nothing in this Agreement shall cancel or modify any right I have to receive compensation upon my termination of employment that has been agreed to in any previous agreement.
7.I agree that the Company may assign this Agreement without my consent, and agree that the rights of the Company hereunder shall inure to the benefit of its successors and assigns. I may not assign this Agreement, as the obligations hereunder are personal to me.
8.This Agreement cannot be modified unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Ohio law.
Date:      12-7-20                        /s/ Deon N. Riley
                            Name